Exhibit 99.(h)(4)

September 12, 2006

Investors Bank & Trust Company

200 Clarendon Street

P.O. Box 9130

Boston, Massachusetts 02117

Dear Sir/Madam:

This is to advise you that Harris Associates Investment Trust (“the Trust”) has established a new series of shares to be known as “The Oakmark Global Select Fund.” The Trust hereby requests that the new series be added to Appendix A, as attached hereto, of the Administration Agreement between the Trust and Investors Bank & Trust Company dated April 1, 2002 and that Investors Bank & Trust Company render certain administrative services to the new series pursuant to the terms of this Agreement.

Please indicate your acceptance of the foregoing by executing three copies of this Letter Agreement, returning two to the Trust and retaining one copy for your records.

HARRIS ASSOCIATES INVESTMENT TRUST

By:	/s/ Kristi L. Rowsell
Name: Kristi L. Rowsell
Title: Principal Financial Officer

Agreed to this 13th day of September, 2006

INVESTORS BANK & TRUST COMPANY

By:	/s/ Stephen DeSalvo
Name: Stephen DeSalvo
Title: Managing Director

APPENDIX A

The portfolios covered by the Agreements as of October 1, 2006:

•      The Oakmark Fund

•      The Oakmark Select Fund

•      The Oakmark Equity and Income Fund

•      The Oakmark Global Fund

•      The Oakmark International Fund

•      The Oakmark International Small Cap Fund

•      The Oakmark Global Select Fund